UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 24, 2013 (Date of earliest event reported)
Banyan Rail Services Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 111-E, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

561-997-7775 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On September 24, 2013, Banyan Rail Services Inc. (the “Company”) issued 88,800 shares of Common Stock (“Shares”) to fifteen holders of Series A, B and C Preferred Stock (the “Preferred Shares”) for $2.50 a share. The Shares were issued in lieu of $222,000 in cash dividends accrued on the Preferred Shares for the June 30, 2013 dividend date (the “Dividend Date”). The per Share price is valued at the average closing price of the Company’s stock for the ten trading days prior to the Dividend Date and subsequently adjusted to reflect the 1-for-5 reverse stock split effectuated by the Company on September 12, 2013.

Also on September 24, 2013, the Company issued 4,000 Shares to Gary O. Marino for $7.50 a share or $30,000 in total, and 48,000 Shares to Banyan Holdings LLC (“Banyan Holdings”) for $7.50 a share or $360,000 ($203,000 of cash and $157,000 in cancellation of previous advances) in total. Mr. Marino is the Company’s chairman and chief executive officer and the president of Banyan Holdings and a significant owner of Banyan Holding’s parent company. The proceeds from the sale of the Shares will be used for working capital purposes.

The issuances of the Shares were made in reliance on Section 4(2) of the Securities Act of 1933 for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

By:	/s/ Christopher J. Hubbert
Name:	Christopher J. Hubbert
Title:	Secretary

Dated September 30, 2013